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                                                                    EXHIBIT 12.2

                       PACIFIC GAS AND ELECTRIC COMPANY
COMPUTATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                                   DIVIDENDS

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                                                                      Year ended December 31,
                                                      ------------------------------------------------------
(dollars in millions)                                   1997      1996        1995        1994        1993
------------------------------------------------------------------------------------------------------------
Earnings:
 Net income                                           $  768     $   755     $ 1,339     $ 1,007     $ 1,065
Adjustments for minority interests in losses
  of less than 100% owned affiliates and the
  Company's equity in undistributed losses
  (income) of less than 50% owned affiliates               -           3           4          (3)          7
 Income tax expense                                      609         555         895         837         902
 Net fixed charges                                       628         683         716         729         775
                                                    --------    --------    --------     -------     -------
    Total Earnings                                  $  2,005    $  1,996    $  2,954     $ 2,570     $ 2,749
                                                    ========    ========    ========     =======     =======
Fixed Charges:
 Interest on long-term debt                         $    485    $    574    $    616     $   639     $   652
 Interest on short-term debt                             101          75          83          77          88
 Interest on capital leases                                2           3           3           2           2
 Capitalized Interest                                      1           1           -           2          46
 AFUDC Debt                                               16           7          11          11          33
 Earnings required to cover the preferred stock
  dividend and preferred security distribution
  requirements of majority owned subsidiaries             24          24           3           -           -
                                                    --------    --------    --------     -------     -------
    Total Fixed Charges                             $    629    $    684    $    716     $   731     $   821
                                                    --------    --------    --------     -------     -------
Preferred Stock Dividends:
  Tax deductible dividends                          $     10    $     10    $     11     $     5     $     5
  Pretax earnings required to cover non-tax
    deductible preferred stock dividend
    requirements                                          39          39         100          96         109
                                                    --------    --------    --------     -------     -------
    Total Preferred Stock Dividends                 $     49    $     49    $    111     $   101     $   114
                                                    --------    --------    --------     -------     -------
  Total Combined Fixed Charges and Preferred
    Stock Dividends                                 $    678    $    733    $    827     $   832     $   935
                                                    ========    ========    ========     =======     =======
Ratios of Earnings to Combined Fixed Charges
    and Preferred Stock Dividends                       2.96        2.72        3.57        3.09        2.94
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

Note: For the purpose of computing Pacific Gas and Electric Company's ratios of earnings to combined fixed charges and preferred stock dividends, "earnings" represent net income adjusted for the minority interest in losses of less than 100% owned affiliates, cash distributions from and equity in undistributed income or loss of Pacific Gas and Electric Company's less than 50% owned affiliates, income taxes and fixed charges (excluding capitalized interest). "Fixed charges" include interest on long-term debt and short-term borrowings (including a representative portion of rental expense), amortization of bond premium, discount and expense, interest on capital leases, interest of subordinated debentures held by trust, and earnings required to cover the preferred stock dividend requirements of majority owned subsidiaries. "Preferred stock dividends" represent pretax earnings which would be required to cover such dividend requirements.